EXHIBIT 4.4


Lease Assignments

                                   ASSIGNMENT

KNOW ALL PERSONS BY THESE PRESENTS:

     THAT, WHEREAS, Geneva Energy Corp., an Nevada corporation, 4507 Lakeway Drive, Bellingham, Washington (hereinafter called Assignor), is the owner of leases in Section 25 and 36 both in Township 10 North, Range 8 East filed in Okfuskee County, Oklahoma, County Clerk's office, hereinafter collectively referred to as the "Leases", and more particularly described in Exhibit "A".

     NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other valuable consideration paid by Morgan Creek Energy Corp., an Nevada corporation, 10120 S. Eastern Avenue, Suite 200, Henderson, NV 89052 Assignee, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby sell, transfer, set over and assign to Assignee, all its working interest in and to the above described Leases together with the rights incident thereto, the personal property thereon, appurtenant thereto, or used or obtained in connection with the Leases and land.

     This Assignment is made without warranty, either express or implied, except Assignor does hereby warrant that the interest herein assigned are free and clear of all liens, claims, encumbrances and mortgages by, through or under Assignor, but not otherwise.

     This Assignment shall be binding upon and inure to the benefit of the Assignor and Assignee and their respective successors and assigns, personal representatives, administrators, executors, and devisees.

     The Assignment of production from these leases is made effective as of January 1, 2005.

     Dated this 17th day of December, 2004.
                                                   Geneva Energy Corp.


                                               By:/s/ Marcus Johnson
                                               -------------------------------
                                                      Marcus Johnson, President
STATE OF WASHINGTON        )
                           ) ss
COUNTY OF WHATCOM          )

     Before me, the undersigned a Notary Public, in and for said County and State on this 17th day of December, 2004, personally appeared Marcus Johnson, to me known to be the identical person who subscribed the name of the maker thereof to the foregoing instrument as its President and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such corporation, for the uses and purposes therein set forth.

     Given under my hand and seal of office the day and year last above written.

                                             -----------------------------------
                                                 Notary Public - Commission No.
My Commission expires:  ______________

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                                   Exhibit "A"

SW/4 and S/2 SE/4 down to and including the Senora Sand in Sec. 25-10N-8E:

Lessor                              Lessee                 Book/Page
----------------------------------  ---------------------  -------------------
The Home-Stake Royalty Corporation  R.D.T. Properties      682 / 442

The Home-Stake Oil & Gas Company    R.D.T. Properties      682 / 444


E/2 Section 36-10N-8E:

Lessor                              Lessee                 Book/Page
----------------------------------  ---------------------  -------------------
Lynn McEvers a/k/a Lynn Merchant    Michael R. Burch       682 / 446
now McEvers, as heir and devisee
u/w/o Audrey Barnard, deceased.

Rick Hurley, as heir and devisee    Michael R. Burch       682 / 448
u/w/o Audrey Barnard, deceased.

Robert A. Dolton and Pearl E.       Michael R. Burch       682 / 450
Dolton, widow

Mary Kathryn Hurley, individually   Michael R. Burch       682 / 452
and as heir and devisee u/w/o
Audrey Barnard, deceased.


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